UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2021

FORTUNE VALLEY TREASURES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55555	32-0439333
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

13th Floor, Building B1, Wisdom Plaza Qiaoxiang Road, Nanshan District Shenzhen, Guangdong, China	518000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 755-86961405

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on March 16, 2020, Fortune Valley Treasures, Inc. (“FVTI”), along with Jiujiu Group Stock Co., Ltd., a Seychelles company and a wholly-owned subsidiary of FVTI (“JJGS”), entered into an equity interest transfer agreement (the “Original Agreement”) with Valley Holdings Limited (“Valley Holdings”), a Hong Kong company, and Angel International Investment Holdings Limited (the “Seller”), a 70% shareholder of Valley Holdings. Valley Holdings owns approximately 88.44% of the equity interest of Valley Foods Holdings (Guangzhou) Co., Ltd. (“Valley Food”), which is a limited liability company incorporated in China and engaged in the business of food wholesale and production and sale of food additives in China.

On January 6, 2021, the parties to the Original Agreement entered into an agreement to terminate the Original Agreement upon mutual consent. There were no termination penalties incurred by FVTI or JJGS.

On January 6, 2021, FVTI entered into a new equity interest transfer agreement (the “Agreement”) with DaXingHuaShang Investment (Hong Kong) Limited, a Hong Kong company and a wholly-owned subsidiary of FVTI (“DILHK”), the Seller and Valley Holdings.

Pursuant to the Agreement, JJGS agreed to purchase 70% of Valley Holdings’ equity interest (the “Equity Transfer”) from the Seller in consideration of shares of FVTI’s common stock (“Issuable Shares”) valued at $12 million (subject to adjustments in the event of Valley Holdings’ net profit is more than HK$5 million (approximately US$0.6 million) or less than HK$3 million (approximately US$0.4 million) for the fiscal year ended December 31, 2020). According to the Agreement, the total number of Issuable Shares will be determined based on average of the closing prices of FVTI’s common stock for the 30 business days preceding the date of the Closing (as defined below).

The closing of the Equity Transfer (the “Closing”) is intended to occur on or before April 30, 2021 or such later date agreed upon in writing. The Closing is subject to certain conditions, including, but not limited to, (a) completion of due diligence review of Valley Holdings and its subsidiaries to the satisfaction of DILHK, (b) completion of the initial draft of the audited consolidated financial statements of Valley Holdings for the fiscal year ended December 31, 2019, (c) execution of non-competition agreements and confidentiality agreements with the senior management members of Valley Holdings and its subsidiaries, and (d) assignment to Valley Holdings all of the intellectual properties related to the operations of Valley Holdings and its subsidiaries.

Pursuant to the Agreement, FVTI will issue the Issuable Shares to an escrow account for the beneficiary of the Seller within 30 business days after the later of the Closing. The Issuable Shares shall be released from the escrow account to the Seller within 30 days upon independent registered accounting firm’s written confirmation that Valley Holdings’ audited net profit is at least HK$3 million (approximately US$0.4 million) for the fiscal year ended December 31, 2020.

To ensure the continuous operations of Valley Holdings and its subsidiaries, the parties agreed that Valley Holdings and its subsidiaries will retain their existing employees and will enter into non-competition and employment agreements with all the management members of Valley Holdings and its subsidiaries. The parties further agreed that Valley Holdings will not make any profit distribution within two years after the execution of the Agreement. DILHK or the Seller may terminate this Agreement in writing in the event that any closing condition is not met before April 30, 2021.

Item 1.02 Termination of a Material Definitive Agreement.

The information as set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2021

FORTUNE VALLEY TREASURES, INC.

By:	/s/ Yumin Lin
Name:	Yumin Lin
Title:	Chief Executive Officer, President and Secretary